Exhibit 3.6

CERTIFICATE OF FORMATION
OF
ENSOURCE ENERGY COMPANY LLC

     The undersigned, being over the age of 18 years and acting as sole organizer of a limited liability company under the Delaware Limited Liability Company Act (the “Act”), does hereby adopt the following Certificate of Formation for Ensource Energy Company LLC. (the “Company”).

ARTICLE ONE

     The name of the limited liability company is Ensource Energy Company LLC.

ARTICLE TWO

     The address of the initial registered office of the Company in the State of Delaware is c/o 615 S. DuPont Highway, Dover, Delaware, 19901, and the name of its registered agent for service of process required to be maintained by Section 18-104 of the Act in the state is Capitol Services, Inc.

ARTICLE THREE

     The adoption by the members of the Company of the Limited Liability Company Agreement (“LLC Agreement”) of the Company shall bind all of the members of the Company existing from time to time to the terms and provisions of such LLC Agreement (as such terms and provisions may be restated or amended as provided therein), and the purchase of or subscription for membership interests in the Company shall constitute an agreement by any such member to be so bound, notwithstanding that any such member has not executed a counterpart of such LLC Agreement or of any such restatements of or amendments to such LLC Agreement.

ARTICLE FOUR

     The name of the sole organizer is Scott W. Smith and the address of the organizer is 910 Travis, Suite 1905 Houston, Texas 77002.

     IN WITNESS WHEREOF, I have hereunder set my hand this 24th day of May, 2005.

/s/ Scott W. Smith

Scott W. Smith, Organizer